UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CELANESE CORPORATION
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Commencing on April 7, 2015, the following letter will be sent to certain stockholders of Celanese Corporation:

Celanese Corporation 222 W. Las Colinas Blvd., Suite 900N Irving, TX 75039 Phone: 972 443 4000

April 7, 2015

Dear Celanese Stockholders:

We are writing to ask for your support at our 2015 Annual Meeting of Stockholders by voting in accordance with the recommendations of our Board of Directors on all proposals included in our 2015 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). In particular, we are requesting your support on Proposal 2, the advisory vote to approve Celanese’s executive compensation (the “Say-on-Pay Proposal”).

Our executive compensation program is a key pillar in executing our business strategy and achieving our long-term financial objectives for the benefit of all stockholders. Indeed, the program has enabled us to achieve one of the most geographically diverse business models in our industry, invest in and develop new technologies to address some of the most significant global issues that society will face over the next several years and further our commitment to social responsibility, safety and environmental stewardship. In designing our executive compensation program, we strive to pay for performance and to align our executives’ interests with those of our stockholders. We believe that our performance goals have been appropriately set over time and are closely linked to performance that should result in an increase in stockholder value.

Our stockholders have overwhelmingly supported the structure of our executive compensation program in the past. At each of the 2013 and 2014 annual meetings of stockholders, our say-on-pay proposal was approved by approximately 94% and 99%, respectively, of the votes cast. Also, the proxy advisory firms, including Institutional Shareholder Services (“ISS”), recommended a vote for approval of our say-on-pay proposals in 2013 and 2014 and, with respect to ISS’ recommendation in 2014, specifically stated that “pay appears reasonably aligned with performance given the Company’s strong long-term performance. While stockholders should continue to monitor the aforementioned issues, there are no significant concerns at this time.” Our executive compensation philosophy and program has remained consistent and stockholder value-oriented throughout these years.

With respect to the 2015 Annual Meeting, as you may be aware, the proxy advisory firms of Glass Lewis & Co. (“Glass Lewis”) and Egan-Jones Rating Company (“Egan-Jones”) have each recommended that their clients vote FOR this year’s Say-on-Pay Proposal, and we are grateful for their support. However, ISS, for the first time, is not currently recommending in support of our program. We strongly disagree with the ISS recommendation and analysis and are providing additional information to assist stockholders in understanding our program and explain why we deserve your support.

What we heard from ISS	Our Response

Annual performance bonus targets lack rigor – performance goals set lower than last year’s actual and target goals
Annual performance bonus targets are established with year over year growth targets. 2014 target performance was 6% higher than prior year actual despite challenging global macro economic conditions. Actual performance was 20% higher than prior year

CEO bonus payout higher than table-disclosed maximum
Proxy table clearly discloses that maximum listed payout does not reflect any personal modifier. Future proxy statements will show a full (150% potential) personal modifier in annual bonus plan proxy tables

Annual performance bonus plan payouts may be adjusted upward due to a personal modifier
Our annual performance bonus plan design has included a personal modifier component since 2006. Our Board and Compensation Committee determined that the CEO’s achievements in 2014 justified a 110% personal modifier

Short- and long-term plans use the same performance measure
For 2014, both plans used Adjusted EBIT(1) as the performance measure. For 2015, we are adopting Adjusted Earnings Per Share(2) as the performance measure for the annual performance bonus plan but retaining Adjusted EBIT for the long-term plan

Retesting feature in performance-based restricted stock unit (PRSU) allows partial payout if primary threshold is not met
Many company plans have a time-based feature (restricted stock or restricted stock unit) primarily for retention of key talent. Our PRSU, while 100% performance based, permits a retesting if the primary performance threshold is not met

In addition to addressing the above concerns from ISS, our commentary below addresses our belief that ISS’s peer group methodology change for 2015 appears to have had a significant influence on their voting recommendation, and the outcome is inconsistent with our record earnings and stockholder cash returns.
Our annual performance bonus targets are established at challenging levels, and the 2014 earnings targets required substantial growth to achieve a payout at the target level or above.

Our 2014 annual performance bonus plan design included three components, each of which is more fully described in our Proxy Statement:

Component	Weighting
Adjusted EBIT	65%
Working Capital	20%
Stewardship	15%

The actual outcome of each metric is measured against threshold, target and superior performance targets, resulting in an overall business performance modifier that ranges from zero to 200%. The executive officer’s award payout is determined as follows:

Target Bonus			times	Business Results	times	Individual Results	equals	Annual Bonus

Eligible Earnings	X	Target Bonus %	X	Business Performance Modifier (0 - 200%)	X	Individual Performance Modifier (0 - 150%)	=	Annual Performance Bonus Award (0 - 300%)

This results in an annual performance bonus award ranging from zero to 300% of the executive officer’s target bonus award.

With respect to the earnings component (Adjusted EBIT) of the annual performance bonus plan, we consistently set performance targets that are challenging and focused on growth. We expect the performance targets to be consistent with our long-term financial objective of delivering annualized earnings growth at the level of top tier chemical companies, in order to significantly increase stockholder value. Our performance targets for 2014 reflected our expectation for continued earnings growth despite challenging global macroeconomic conditions. The chart below illustrates that our 2014 target performance for Adjusted EBIT required growth from $1,056 million in 2013 to $1,119 million in 2014, or 6% growth, for our named executive officers to receive an annual performance bonus award at that target level (subject to the Business Performance Modifier and the Individual Performance Modifier). Achievement of the superior level performance target required Adjusted EBIT growth from $1,056 million to $1,183 million, or 12% growth, which exceeded actual growth of 10% in 2013. In summary, achieving a target or better performance in 2014 required substantial earnings growth over the prior year, and achieving superior performance required double-digit percentage growth in excess of the strong 2013 growth.

		2013
	2012 Base	Threshold	Target	Superior	Actual
Adjusted EBIT (dollars in millions)	$962	$914	$1,029	$1,106	$1,056
Growth		-5%	7%	15%	10%

		2014
	2013 Base	Threshold	Target	Superior	Actual
Adjusted EBIT (dollars in millions)	$1,056	$1,056	$1,119	$1,183	$1,268
Growth		0%	6%	12%	20%
During 2014 we achieved Adjusted EBIT growth of 20%, which contributed to the overall Business Performance Modifier of 194% – a performance result consistent with the Company’s record earnings. The chart above also reflects a more narrow range of performance targets in 2014 when compared to 2013. This change is consistent with management’s strategic objective to increase predictability and reduce volatility in our business performance and financial results.

Our Adjusted EBIT targets are set at levels that are achievable but far from certain, and when we do not meet our performance targets, we do not make annual performance plan payments. As a recent illustration, in 2012 our executive officers received no annual performance bonus awards because we did not achieve threshold performance under our primary financial performance measure for the year.

Our annual performance bonus plan permits the Compensation Committee to set an individual performance modifier ranging from 0-150%; our CEO received a 110% modifier for 2014 based on his personal performance and measurable achievements.

We agree that a clear and complete disclosure of the compensation and management development committee’s (“Compensation Committee”) assessment of Mr. Rohr’s individual performance and the role it played in the determination of his 2014 annual performance bonus plan award is necessary to properly evaluate the linkage between pay and performance. While many of the elements listed below were contained in our original disclosure (pages 26 and 27 of the Proxy Statement), the following summary is offered to provide enhanced detail on the totality of the Compensation Committee’s review of Mr. Rohr’s individual performance.

As noted above, Mr. Rohr was eligible for an annual performance bonus award for 2014 based on Company results against pre-established business performance targets, as further adjusted (up or down) by the Compensation Committee based upon its assessment of his individual performance with input from the full Board of Directors. Mr. Rohr’s compensation for 2014 reflects his strong leadership in driving record financial results, earnings growth, a stronger balance sheet and increased dividends to stockholders.

Specifically, the Compensation Committee concluded that the following achievements in 2014 – each of which contributed to enhanced stockholder value – supported the Committee’s determination:

Drove Specific Strategic Actions to Enhance Value:

•	Exceeded adjusted EBIT measures in our Intermediate Chemistry segment primarily through implementing strategic actions regarding our European production footprint and pricing of product in Asia.

•
Led expansions into higher growth markets by opening sales offices in Turkey and a new technology center in Seoul, Korea, enhancing compounding capability in the U.S., Brazil and Asia, and instituting plans for a technology center in Mexico.

•	Led the innovation and commercialization of dozens of new projects contributing substantially to revenues.

•	Led the development and implementation of Celanese’s strategic plan to create stockholder value in two ways – through technology-enabled chemistries and through customer-oriented solutions.

•	Remained on schedule for key capital projects such as startup of our methanol plant in Clear Lake, Texas and boiler replacement project in Narrows, Virginia.

•	Completed the acquisition of Cool Polymers.

•	Increased organizational capability to support our strategy, increased brand awareness and reduced employee turnover.
Continued Enhancement of our Strong Corporate Governance Practices:

•	Worked with the Nominating and Corporate Governance Committee to add Jean Blackwell to the Board of Directors, refreshing the Board and increasing Board diversity.
Drove Record-Level Financial Performance and Returned Cash to Stockholders:

•	Led the Company to achieve record level financial Company performance.

◦	Adjusted EBIT of $1.3 billion, up 20% from 2013, the highest level since 2008 and exceeding all pre-established targets.

◦	Adjusted earnings per share was $5.67, an increase of 26% over 2013, the highest level since 2008.

◦	Net Sales were $6.8 billion, up 4.5% from 2013, the second highest level since 2008.

•	Strengthened the balance sheet through deleveraging, implementing new tax strategies and increasing adjusted free cash flow[3] – an increase of 49% over 2013.

•	Returned almost $400 million to stockholders paying $144 million in dividends and repurchasing $250 million of our shares.
Drove Important Environmental, Health and Safety Initiatives:

•
Achieved top tier performance in Environmental, Health and Safety measures and received Industry awards such as American Chemistry Council (“ACC”) Company of the Year Award, ACC “Walk the Line” Initiative of the Year Award and ACC multiple Responsible Care safety awards (various U.S. plants).

◦	Achieved a 30% reduction from the prior 2-year average in Occupational Safety.

◦	Achieved a 60% reduction from the prior 2-year average in Process Safety events.

◦	Achieved a 42% reduction from the prior 2-year average in Environmental release.

•	Led a year over year increase in on-site reliability for key production sites.
Given the overall business performance of the Company in 2014 and the vital role Mr. Rohr’s leadership played in the achievements listed above, the Committee determined that an additional award above an already strong business performance modifier was warranted in his case. As such, a 110% individual performance modifier (with target = 100%) was applied to his total annual performance bonus plan award.

Each year we assess, select, and disclose short-term and long-term incentive compensation plan performance measures that we believe are most relevant to contemporary actions to drive stockholder value.

The selection of performance measures for both the annual performance bonus plan and the long-term incentive compensation plan is the subject of regular, annual assessment. During 2014, both plans utilized the same earnings performance measure – Adjusted EBIT. This approach was consistent with a view that driving adjusted EBIT in 2014 was a high priority for delivering stockholder value. We reassessed our performance measures for 2015, and determined that it is appropriate to have separate earnings performance measures in the short-term and long-term plans. The Compensation Committee determined in February 2015 that for the 2015 annual performance bonus plan the performance measure will be adjusted earnings per share, and the 2015 long-term performance measure will continue to be adjusted EBIT. These will be described in our proxy statement for the 2016 annual meeting.

We are committed to providing appropriate transparency in our proxy statement disclosures, including our performance-based pay philosophy and the related performance metrics for long-term incentive compensation. We have consistently provided performance metrics and results for long-term incentive compensation plans on a retrospective basis, and believe this approach gives stockholders the appropriate information necessary to evaluate the pay-for-performance rigor in our long-term incentive awards. We do not believe that providing prospective long-term financial metrics is appropriate or material to understanding our prior year compensation that is the subject of the Proxy Statement disclosures, and such information could be misconstrued as earnings guidance, the provision of which would not in our view promote the long-term orientation that is necessary to driving sustainable stockholder value.

Our 2014 long-term incentive plan is performance-based, and the “re-test” feature in the plan is appropriate in relation to the objectives of the plan as well as industry norms.

Our primary focus over the past three years has been to deliver sustained earnings (EBIT) growth over the medium and longer term. We also decided to make 100% of our annual long-term incentive (“LTI”) grants performance-based (on earnings growth) while understanding at the same time that a clear majority of companies in our industry (the DJCI companies) include a purely time-based component (either time-vesting restricted stock or restricted stock units) in their LTI program.  Because the Celanese LTI program focuses on having a larger portion of the award as performance-based compensation, we primarily grant performance-based restricted stock units (“PRSUs”). Thus the design of our program is significantly more variable than other companies’ LTI design that includes time-vested restricted stock or restricted stock units. Such time-vesting awards are typically intended to focus on retention of key talent over the longer-term when a company might experience unforeseen market and industry dynamics or is part of a highly cyclical industry.  To balance the competing interests of being performance-based (on EBIT growth), being market-competitive for the retention of our talent, and providing an appropriate opportunity to earn a much smaller than target LTI award for a lower level of financial performance, we chose to include a “re-test” feature in our annual LTI program.  If our “re-test” feature ever applied, executives would still only have the opportunity to earn 34% of their target number of PRSUs.

ISS’s peer group methodology change appears to have had a significant influence on their voting recommendation, and the outcome is inconsistent with our record earnings and stockholder cash returns.

According to ISS’ report, we scored a -42% on ISS’ relative degree of alignment test. Because this amount is higher than -40%, ISS assigned a “Medium Concern” to ISS’ initial quantitative screen of our executive compensation. By comparison, our multiple of peer group median and absolute alignment scores were well within ISS “Low Concern” levels on these other two quantitative tests.

In reviewing the peer group ISS used for this year, we noticed that ISS added two companies not in last year’s ISS peer group4 and removed two companies that were in last year’s ISS peer group.5 We think that the impact of ISS changing its peer group for Celanese from 2014 to 2015 reduced our relative degree of alignment score from approximately -33.5 (which would have been a “Low Concern”) to -42%, about a 9% differential. Stated another way, we believe that the changes by ISS in its own selected peer group moved our rating on the initial quantitative screen from a Low Concern to a Medium Concern.

During 2014, we had record adjusted EBIT and adjusted earnings per share. This produced a 10%, 40% and 95% total stockholder return over the 1-, 3- and 5-year period ending December 31, 2014. The one-year return was at about the 50th percentile for our compensation peer group. Also in 2014, we returned almost $400 million to stockholders paying $144 million in dividends and repurchasing $250 million of our shares. We are proud of our record performance for 2014 and thus we believe that the ISS data fails to fully inform stockholders of our performance.

WE RECOMMEND THAT YOU VOTE FOR OUR SAY-ON-PAY PROPOSAL (PROPOSAL 2).

We believe that the information provided in our Proxy Statement and this letter clearly demonstrates our strong commitment to pay for performance. We remain committed to aligning our executive compensation program with the interests of our stockholders. We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.

Thank you for your consideration. If you have any questions, please contact Jon Puckett, Vice President, Investor Relations, at (972) 443-4965 or at jon.puckett@celanese.com.

Celanese Corporation

James R. Peacock III
Vice President, Deputy General Counsel
and Corporate Secretary

BACKNOTES

1Adjusted EBIT is a non-GAAP financial measure that we define as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items and amounts attributable to noncontrolling interests (“NCI”). See Exhibit A to the Proxy Statement for additional information concerning this measure and a reconciliation of this measure to net earnings, the most comparable U.S. GAAP financial measure.

2Adjusted earnings per share is a non-GAAP financial measure that we define as net earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and NCI, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. See Exhibit A to the Proxy Statement for additional information concerning this measure and a reconciliation of this measure to diluted earnings per share, the most comparable U.S. GAAP financial measure.

3Adjusted free cash flow is a non-GAAP financial measure that we define as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments, including amounts attributable to NCI and capital contributions from outside stockholders of the Company’s consolidated joint ventures. See Exhibit A to the Proxy Statement for additional information concerning this measure and a reconciliation of this measure to the most comparable U.S. GAAP financial measure.

4Axiall Corporation and W.R. Grace & Co. were added.

5Albemarle Corporation and Rockwood Holdings, Inc., which were also in the Company’s peer group, were removed.